Exhibit 10.14

MEMORANDUM OF UNDERSTANDING

Made this 11th day of April 2006 by and between Marina Associates; Atlantic City Showboat, Inc.; Bally’s Park Place Inc. d/b/a Bally’s Atlantic City; Boardwalk Regency Corp. d/b/a Caesars Atlantic City; Tropicana Casino & Resort; Resorts International Inc.; Resort’s International Holdings, L.L.C., t/a Atlantic City Hilton; Trump Taj Mahal, Assoc. d/b/a Trump Taj Mahal Hotel & Casino; Trump Plaza Assoc. d/b/a Trump Plaza Hotel & Casino and Trump Marina Assoc. d/b/a Trump Marina Hotel & Casino, (hereinafter referred to collectively as the “Employers” and individually by name) and International Union of Operating Engineers, Local Union 68; NJ Regional Council of Carpenters, Local Union 623 and Painters & Allied Trades District Council 711 (hereafter referred to collectively as the “Unions” and individually by local number).

INTRODUCTION

The Employers and the Unions are parties to ten (10) individual collective bargaining agreements all with the same or substantially similar terms and conditions. For the sake of uniformity and convenience, the Employers have coordinated bargaining for the purpose of negotiating agreements to supersede their respective collective bargaining agreements with the Unions, which will expire midnight April 30, 2006. The following sets forth the agreement reached between the Employers and the Unions subsequent to the conduct of collective bargaining negotiations:

MODIFICATIONS

DURATION

Five (5) years, May 1, 2006 to April 30, 2011

ARTICLE II

For Carpenters, check off of Book Dues, as long as employee authorization is provided and Employer only has to provide one check.

ARTICLE V, SENIORITY

Section 3(c)

Delete language “one year for illness” and amend to read “six months (or one year for worker’s compensation) unless required to be longer, as an accommodation under state or federal law which extension or lack thereof, is not subject to the grievance and arbitration procedure. FMLA and NJFLA leave runs concurrently with leaves under this Agreement to the extent applicable.” (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

ARTICLE V §5

Shop stewards will receive superseniority for purposes of layoff and recall assuming they are qualified to perform the existing work in the opinion of the Company. The Unions can only designate one shop steward per bargaining unit for this purpose.

ARTICLE V, (CARPENTERS)

Probationary period extended to ninety (90) days.

ARTICLE VII, VACATION

Add number eight (8), add language, “Employees vacations shall be reduced on a pro-rated basis for any leave of absence consistent with the Employer’s leave policies for its unrepresented employees.” Employees must use up to half of their vacation entitlement while on FMLA and NJFLA leave, as long as at least the same is required for the Employer’s unrepresented employees. (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

ARTICLE XXI, GENERAL CONDITIONS

Section 6

Change two (2) hours to four (4) for overtime. (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

Section 9

Delete reference to exterminators. (Local 68 only)

NEW LANGUAGE

Add to Article II and Article XII, language attached as Attachment A.

Add identical language for Carpenters and Painters in appropriate Article.

NEW SECTION — DISCIPLINE

The Employer agrees not to give any further consideration in subsequent disciplinary actions of any discipline that is beyond two (2) years (one year for attendance). This limitation does not apply to any discipline which impact legal obligations e.g. harassment, discrimination, etc.

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Add identical language for Carpenters and Painters in appropriate Article.

ECONOMIC TERMS

Attachment B

LEASED SPACE LANGUAGE

Attachment C, D & E for Operating Engineers

Attachment F for Carpenters

Attachment G for Operating Engineers & Carpenters

EXECUTED THIS 11th DAY OF APRIL 2006, SUBJECT TO RATIFICATION BY THE RANK AND FILE MEMBERSHIP OF THE UNIONS.

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ATTACHMENT A

Add the following language to the Dues and Fund Section as follows:

If the Employer fails to remit deducted share fees, initiation fees, dues or contributions to the Union or the Funds as applicable, after thirty (30) days of the fifteenth of the month following their deduction, the Union may bypass the grievance procedure and file directly for arbitration. Notwithstanding anything in this Agreement to the contrary, if the arbitrator finds that the delinquency violates this Agreement, the arbitrator may award interest, at the prime rate, for the period that the delinquent amounts remained outstanding and may award the Union costs of the arbitration. As a condition to the Union’s proceeding directly to arbitration in the above manner, the Union must serve the Human Resource Department with at least fourteen (14) days written notice, via certified mail, of the delinquent fair share fees, initiation fees, dues or contributions after the above time period has passed.

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ATTACHMENT B

ECONOMIC SETTLEMENT

OPERATING ENGINEERS & CARPENTERS

YEAR 1	$1.15
YEAR 2	$1.15
YEAR 3	$1.15
YEAR 4	$1.20
YEAR 5	$1.25 ($1.27 Carpenters)

PAINTERS

YEAR 1	$1.10
YEAR 2	$1.10
YEAR 3	$1.15
YEAR 4	$1.20
YEAR 5	$1.25

Increases to be distributed by the Union(s) in the same manner as past contract.

Lead rate effective first year $2.00 above Mechanic A rate.*

Local 68 Training Fund:	.05¢ additional in 2nd year
.05¢ additional in 4th year

*Employer may provide on an individual basis a rate for a lead that is above $2.00 at its sole discretion

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ATTACHMENT C

FOR ALL EMPLOYERS EXCEPT TROPICANA

ADD TO ARTICLE 1, SECTION 2

Existing Language is now considered sub-paragraph (a)

(b)                            The parties specifically agree that Article 1, Section 2(a) shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. Article 1, Section 2(a) does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as ‘fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third parties. The parties have agreed to a side agreement where future leased space would also be exempt from the provisions of Article 1, Section 2(a). All other space leased or subcontracted after the effective date of this Agreement not described in this Section 2(b) shall be covered under Article 1, Section 2(a).

(c)                             Notwithstanding the preceding paragraph, in leased or subcontracted areas, Local 68 Operating Engineer members will be assigned to major repairs and major maintenance of the basic electrical, steam, gas, water, sewer, HVAC and alarm systems (collectively “Base Systems”) to the extent (1) such type of work is performed by bargaining unit employees at its property consistent with Section 2(a), and (2) it is the Employer’s judgment that such work is critical to maintain the operations of a Base System of the Employer and that it is in the business interest of Employer. Further, the Employer may offer its maintenance services to lessees as it deems appropriate. When the Union becomes aware of a request for the Employer’s maintenance services by a tenant, the Union business agent can discuss the issue with the Employer as to whether the Employer wishes to offer its services with the understanding that, if the Employer chooses to offer its services, the ultimate commercial transaction is in the sole discretion of the Employer.

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ATTACHMENT D

TROPICANA ONLY

ADD TO ARTICLE 1, SECTION 2

Existing Language is now considered sub-paragraph (a)

(b)         The parties specifically agree that Article 1, Section 2(a) shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. Article 1, Section 2(a) does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third parties. The parties have agreed to a side agreement where future leased space would also be exempt from the provisions of Article 1, Section 2(a). All other space leased or subcontracted after the effective date of Agreement not described in this Section 2(b) shall be covered under Article 1, Section 2(a).

(c)          The Tropicana agrees that after an initial start up period to offer its tenants major repair and maintenance of the electrical, steam, gas, water, sewer, HVAC and alarm systems (collectively Base Systems) to the extent (1) such type of work is performed by bargaining unit employees at its property consistent with Section 2(a) and (2) it is the Employer’s judgment that such work is critical to maintain the operations of the Base Systems of the Tropicana and that is in the business interest of the Tropicana under the following conditions:

1.                                       The Tenant agrees to hold the Tropicana harmless in all respects of any claims of damages in connection with such services, including but not limited to, defect in workmanship by Tropicana’s Employees.

2.                                       The Tropicana in its judgment, has the available staff to perform the work without interfering with its own work and without additional training so as to

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complete the repair in a timely manner as set by the Tropicana, based on its priorities and which timeframe is satisfactory to the tenant.

3.                                       The tenant agrees to pay for the equipment and services as determined by the Tropicana. The Union understands that tenants who do not promptly pay for these services will not be eligible for such services in the future.

The Union’s business agent may approach Tropicana’s tenants who had declined an interest in general, for any of the above services, and with pre-approval of Tropicana, to discuss the potential with the tenant of offering Tropicana’s services as described above with the understanding that (1) the Union can not be coercive or disruptive in any manner, (2) the decision to utilize the services is the tenant’s to make, and (3) the ultimate commercial transaction is in the discretion of the Tropicana.

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ATTACHMENT E

The parties agree that neither party may use the differences in “leased property language” that exists amongst the employees in any dispute regarding the interpretation of language. Further, the Employers agree that none of them will use the Most Favored Nations Clause regarding “leased property”. Finally, the Union agrees to withdraw all pending Local 68 Operating Engineers arbitrations dealing with leased space.

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ATTACHMENT F

RECOGNITION ARTICLE OF THE COLLECTIVE BARGAINING AGREEMENT (CBA)

The Parties specifically agree that the Recognition Article of the CBA shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. The Recognition Article of the CBA does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third Parties. The Parties have agreed to a side agreement where future leased space would also be exempt from the provisions of the Recognition Article of the CBA. All other future leased or subcontracted spaces not described under this provision will be covered under the CBA.

Notwithstanding the preceding paragraph, in leased or subcontracted areas, the Employer’s carpenters will be assigned to the major repairs of the demising walls (base system) due to damage created by the Employer which causes an opening from one side to the other of the demising wall if it is in the Employer’s judgment that such work is critical to maintain the base system and it is in the business interest of the Employer. If the damage is to the Employer’s side of the demising wall only, the repair will also be performed by the Employer’s carpenters.

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ATTACHMENT G

FUTURE LEASED SPACE

The reference in the proposals to Side Agreements in Article 2, Section (b) of the Operating Engineers Agreement and Section (b) of the Recognition Article of the Carpenter’s Agreement describes the following Food & Beverage Outlets, regardless of location, which are exempt from the provisions of these Agreements.

Resorts – 1

Trump Marina – 1

Trump Plaza – 1

Trump Taj Mahal - 1

Tropicana – 2

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MEMORANDUM OF AGREEMENT

SIGNATURE PAGE

UNIONS:

/s/ [ILLEGIBLE]	4/24/06
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 68	DATE

/s/ [ILLEGIBLE]	4/24/06
NJ REGIONAL COUNCIL OF CARPENTERS, LOCAL 623	DATE

/s/ [ILLEGIBLE]	4.24.06
PAINTERS & ALLIED TRADES, DISTRICT COUNCIL 711	DATE

EMPLOYERS:

/s/ [ILLEGIBLE]	04/11/06
MARINA ASSOCIATES, d/b/a HARRAH’S ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	04/11/06
ATLANTIC CITY SHOWBOAT, INC.	DATE

/s/ [ILLEGIBLE]	04/11/06
BALLY’S PARK PLACE, INC. d/b/a BALLY’S ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	04/11/06
BOARDWALK REGENCY CORP. d/b/a CAESARS ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	04/24/06
TROPICANA CASINO AND RESORT	DATE

/s/ [ILLEGIBLE]	5/5/06
RESORT’S INTERNATIONAL, INC.	DATE

/s/ [ILLEGIBLE]	5/5/06
RESORTS INTERNATIONAL HOLDINGS, LLC., t/a ATLANTIC CITY HILTON	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP MARINA, ASSOC., d/b/a TRUMP MARINA HOTEL & CASINO	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP PLAZA, ASSOC. d/b/a TRUMP PLAZA HOTEL & CASINO	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP TAJ MAHAL, ASSOC. d/b/a TRUMP TAJ MAHAL HOTEL & CASINO	DATE

AGREEMENT — Clean Copy

This AGREEMENT made and entered into this May 1, 2001 by and between TROPICANA CASINO & RESORT, of Atlantic City, New Jersey, hereinafter referred to as “Employer” or “Hotel/Casino,” and DISTRICT COUNCIL NO 711, INTERNATIONAL UNION OF PAINTERS AND ALLIED TRADES OF NEW JERSEY, hereinafter referred to as “Union.”

WITNESSETH

WHEREAS, the parties hereto desire to cooperate to stabilize labor relations by establishing general standards of wages, hours, and other conditions of employment, and to insure the peaceful, speedy, and orderly adjustment of differences that may arise from time to time between Employer and its employees, without resort to strikes, lockouts, boycotts, slowdowns or other economic interferences with the smooth operation of the hotel business of the Employer.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

RECOGNITION

1 ..1                              Employer recognizes the Union as the sole and exclusive collective bargaining representative of all regular full-time and Apprentice, Painters and Wallcoverers employed by the Employer at its Hotel located at Brighton Avenue and The Boardwalk, Atlantic City, New Jersey.

1.2                                 It is further mutually understood and agreed that for the purpose of this Agreement, regular, full-time Painters and Wallcoverers are those employees who are regularly scheduled to and do work in their respective trade at least forty (40) hours per week, week in and week out.

1.3                                 It is further understood and agreed that reconstruction, maintenance, renovation, alteration and/or rehabilitation of the Hotel and its facilities and appurtenances are covered by this Agreement, when the Employer considers it feasible. The Hotel expressly reserves the right to have such work performed in such a manner and by such employees, as may be furnished by a sub-contractor. It is agreed that the Hotel will not subcontract work to eliminate members of the bargaining unit. The Employer retains the right to set staffing levels.

a.                                       The employer retains the right to subcontract work during periods of layoff.

1.4                                 The parties recognize that the State of New Jersey Casino Control Act (“Act”) provide that Unions seeking to represent employees licensed under the Act are required to register with the Casino Control Commission. It is understood and agreed that, unless exempted from the registration requirements, the Union will as a condition of this Agreement so register. Should the Union fail for any reason to obtain an exemption from registration or to obtain timely and valid registration or should such registration, once obtained, be suspended or canceled, the Employer’s recognition of the Union and its obligation to bargain with the Union and to observe the provision of Article 1, Paragraph 1.1, hereof, shall terminate, provided, however, that upon obtaining an exemption from registration or upon registration as required under the Act within the term of this Agreement and the provisions thereof terminate shall be reinstated.

ARTICLE 2

EMPLOYMENT AND UNION SECURITY

2.1                                 It shall be a condition of employment that all employees covered by this Agreement, who are members of the Union in good standing in the effective date of this Agreement shall remain members in good standing and those who are not members on the effective date of this Agreement shall on or after the 90th day following the effective date hereof become members in good standing in the Union. In the event that any employee fails to comply with the requirements of this section to the extent of tendering customary dues and initiation fees, Employer shall summarily discharge that employee upon receipt of written demand thereof from the Union. The ninety (90) day period during which new employees are not obligated to become members of the Union shall be designated as a trail or probationary period for the benefit of the Employer, during which period Employer has the right to discharge said employee without cause and said probationary employees shall not be covered by this Agreement nor derive any benefits thereof.

2.2                                 Whenever additional employees are required, Employer shall notify the Union and the Union shall assist Employer in obtaining qualified and competent employees, reserving to itself the right of first referral for potential employees, provided, however, if the Union does not refer requested employees within forty-eight (48) hours, nothing herein contained shall preclude Employer from employing workers on the open market. Whenever an employee is hired or rehired, Employer shall within thirty (30) days notify Union in writing of the name and address of said employee.

2.3                                 Union agrees to furnish Employer with a memorandum showing the amounts of dues payable as members of the Union by each of the employees covered by this Agreement. Likewise Union agrees to furnish Employer with a memorandum showing the amount of initiation fees, if any, payable by each new member covered by this Agreement. Upon receipt of such memoranda and upon receipt of a signed authorization from the employee, Employer agrees to deduct dues and initiation fees from the wages or salaries of the respective employees pursuant to the aforesaid memoranda. Such written authorization shall be irrevocable for the successive periods consistent with parties hereto. Notwithstanding the foregoing, if any employee notifies the Employer and the Union in writing fifteen (15) days before expiration of the time periods stated above of his wish to revoke its authority, the same shall be honored.

2.4                                 The Union will defend, indemnify, and save harmless the Employer against and from any and all claims, demands, liabilities, and disputes arising out of or by reason of action taken or not taken by the Employer for the purpose of complying with Section 3 of this Article.

ARTICLE 3

MANAGEMENTS RIGHTS

3.1                                 The Union recognizes that the management of the Hotel and direction of the working force is vested exclusively in the Employer including, but not limited to, the right to schedule work; to assign work and working hours to employees; to establish quality and production standards and the most efficient utilization of his services; to hire, transfer, discharge of relieve employees from duty because of lack of work; to install and utilize the most efficient equipment; and to create or eliminate any or all operations or job classifications subject to the seniority provisions herein contained. The Employer shall have the right to make and enforce reasonable rules for the conduct of employees not inconsistent with the provisions of this Agreement.

3.2                                 It is understood that all management rights held prior to the execution of this Agreement, other than those specifically surrendered by this Agreement, continue to be retained by the Employer.

ARTICLE 4

CONTROL AND DISCHARGE

4.1                                 Employer shall have the sole right to direct and control its employees. Employer reserves the right, which right is hereby recognized by Union, to hire, retain, promote, demote, transfer, layoff, suspend, discharge, or rehire according to the requirements of the business and according to skill and efficiency, giving due consideration to seniority. Employer shall have the unquestioned right to suspend or discharge employees for actions such as but not limited to dishonesty, willful misconduct, incompetence, drinking or drunkenness on the job, insubordination, other good causes, or participation in a proven, deliberate slowdown, work stoppage, or strike in violation of this settlement; provided, however, the Union does not waive its right to grieve and arbitrate, nor is this section intended to affect the Employer’s burden of proving just cause when, in its opinion, there has been a flagrant miscarriage of justice.

4.2                                 It is further understood and agreed that, as a condition of employment, union members employed in the Employer’s Hotel/Casino must be licensed under the Act. If a Union member fails to obtain such a license or loses such license for any reason, he shall be released from employment and such release shall not be subject to the grievance procedure of this Agreement or shall any other action against the Employer; however that should the Union member’s license subsequently be issued or reinstated, he will be eligible for re-employment if a vacancy exists in his job classification.

ARTICLE 5

SENIORITY

5.1                                 For the purpose of this Agreement, seniority shall be defined as length of continuous service from the employee’s last employment date.

5.2                                 The seniority of employees who successfully completes the ninety (90) day probationary period set forth in Article 2, Paragraph 2.1, above, shall date from employee’s last date of hire.

5.3                                 Seniority shall be broken by any of the following events:

(a)                                  Voluntary quit;

(b)                                 Discharge for cause,

(c)                                  Failure because of layoff, or any other reason to perform any work for the Employer for six (6) months (one (1) year for illness) or a period equal to the affected employee’s seniority at the time he last ceased active work for the Employer, whichever period is shorter.

(d)                                 Failure to report for work on the scheduled work day after the Employer sends notice of recall from layoff by telegram to the employee’s last known address or failure to so report on the second scheduled work day after such notice is sent by registered or certified mail.

(e)                                  Failure to report for work upon expiration of a leave of absence.

(f)                                    Absence from work without notice to the Employer for two (2) consecutive work days.

5.4                                 Failure to report or failure to notify Employer under Subsections (d), (e) or (f) shall not result in a break in seniority, if such failure is due to conditions beyond the employee’s control. Any loss of seniority under Subsection (d), (e) or (f) shall constitute a voluntary leaving of work without good cause.

ARTICLE 6

NO DISCRIMINATION

6.1                                 There shall be no discrimination against any employee because of Union membership or lawful Union activities or because of race, color, sex, age, creed or national origin.

6.2                                 The parties recognize and agree to comply with the Equal Employment Opportunity and Affirmative Action requirements of the New Jersey Casino Control Act.

6.3                                 When the masculine is used in this Agreement, it shall include the feminine gender.

ARTICLE 7

VACATIONS

7.1                                 All employees covered by this Agreement, at the conclusion of their first anniversary year of employment shall be entitled to one (1) week of vacation, with pay.

7.2                                 All employees covered by this Agreement who shall have been regularly employed for two (2) years but less than eight (8) years shall receive two (2) weeks vacation, with pay.

7.3                                 All employees covered by this Agreement who shall been regularly employed for more than eight (8) years but less than ten (10) years shall receive three (3) weeks vacation, with pay.

7.4                                 All employees covered by this Agreement who shall have been regularly employed for ten (10) years or more shall receive four (4) weeks vacation, with pay. The fourth week may, with mutual consent, be taken on a per day basis, provided the employee gives the Employer ten (10) days notice of the day to be taken.

7.5                                 Vacations shall be taken at the convenience of the Employer, but seniority shall be recognized in scheduling the same.

7.6                                 All employees who have completed more than one (1) year of employment whose employment is terminated for reasons other than cause shall be entitled to a proration of earned vacation for the year in which the termination or retirement of said employee occurs.

7.7                                 Vacation time cannot be accumulated from year to year and must be taken within one (1) year of anniversary.

ARTICLE 8

HOLIDAYS

8.1                                 All employees covered by this Agreement shall be granted a holiday with pay on the following days:

New Year’s Day	January 1st
Memorial Day	Last Monday in May
Independence Day	July 4th
Labor Day	1st Monday in September
Veterans Day	November 11th
Thanksgiving Day	4th Thursday in November
Christmas Day	December 25th
*Two Personal Days	To be taken during employee’s anniversary year

*                                         At least one (1) week notice for personal holidays is required with Employer reserving the right of refusal when business conditions dictate.

8.2                                 When an employee’s normal work shift includes a holiday and he will not be required to work on the holiday, the Employer shall notify him at least seven (7) days before the holiday.

8.3                                 Holiday pay shall consist of eight (8) hours of straight time pay. Employees who are required to work on a holiday shall be paid time and one-half (1-1/2) for work performed on said holiday in addition to the holiday pay.

8.4                                 In order to qualify for holiday pay, the employee must report to work on his last scheduled day before said holiday and his first scheduled day after said holiday, unless said requirement is specifically waived by the Employer. If an employee is scheduled to work on a holiday but does not report for work, he shall not receive holiday pay unless he shall have been excused by his Employer from working on said holiday.

8.5                                 When pay day falls on a holiday specified in the contract, employees shall be paid on the day before.

ARTICLE 9

HOURS OF WORK AND OVERTIME

9.1                                 The regular work week shall consist of five (5) consecutive days and the regular work day shall consist of eight (8) consecutive hours.

9.2                                 Time and one-half (1-1/2) shall be paid for all time worked in excess of eight (8) hours in any one day or in excess of forty (40) hours in any one week. There will be no pyramiding of daily or weekly overtime or premium pay under any of the terms of this Agreement.

9.3                                 If an employee is scheduled to work for any eight (8) hour shift, employee shall receive one-half (1/2) hour break, as near the middle of the shift as possible, on Employer’s time.

9.4                                 Overtime and holiday time shall be paid for and shall not be compensated for by giving employee time off.

9.5                                 Four Ten Hour Shifts: Under this provision, the Employer shall have the right to establish four (4) ten (10) hour shifts. Overtime shall be paid for all hours worked beyond ten (10) hours in any one day or forty (40) hours in one week at one and one-half (1-1/2) times the basic hourly wage rate. If the Employer utilizes this option, after a sixty (60) day trial period, either party may notify the other in writing that it no longer desires to retain this provision in the contract and upon such notice this option shall terminate.

ARTICLE 10

WAGES

10.1                           All employees working in any of the classifications in the schedule annexed hereto shall be paid each week for services performed.

10.2                           Attached hereto and marked Schedule “A” and made part of this Agreement are the wage scales for painter and painter foreman. The wage scale set forth in said schedule is a minimum wage rate only.

10.3                           Apprentice Painter. The following terms and conditions will apply:

(a)                                  Use of employee in this title is at the option of each employer.

(b)                                 Four (4) year progression as follows:

1st	6 months	60% of Painter Rate
2nd	6 months	65% of Painter Rate
3rd	6 months	70% of Painter Rate
4th	6 months	75% of Painter Rate
5th	6 months	80% of Painter Rate
6th	6 months	85% of Painter Rate
7th	6 months	90% of Painter Rate
8th	6 months	95% of Painter Rate
9th	6 months	Full Painter Rate

NOTE: Apprentice painter compensation percent will be computed on the current rate of Painter.

(c)                                  At the end of four (4) years, the Employer will not be obligated to retain the apprentice in its employ.

10.4                           Whenever an employee shall be called out in an emergency, he shall be paid for no less than four (4) hours regardless of the number of hours actually worked by him.

ARTICLE 11

BENEFITS

11.1                           The Employer agrees to make contributions to the Union Welfare Fund as set forth below. All contributions are for all straight time hours paid, not to exceed 2,080 hours per year, for each employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

05-01-01	05-01-02	05-01-03	05-01-04	05-01-05
$3.85	$3.90	$4.00	$4.00	$4.00

11.2                           The Employer agrees to make contributions to the IUPAT Pension Fund as set Forth below. All contributions are for all straight time hours paid, not to exceed 2,080 hours per year, for every employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

05-01-01	05-01-02	05-01-03	05-01-04	05-01-05
$2.70	$2.90	$3.10	$3.30	$3.50

11.3                           The Employer agrees to make contributions to the IUPAT Annuity Fund as set forth below. All contributions are for all hours worked, for every employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

05-01-01	05-01-02	05-01-03	05-01-04	05-01-05
$2.70	$2.90	$3.10	$3.30	$3.50

11.4                           The Employer agrees to make contribution to the Union Education Fund as set forth below. All contributions are for all straight time hours paid, not to exceed 2,080 hours per year, for every employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

05-01-01	05-01-02	05-01-03	05-01-04	05-01-05
$0.30	$0.40	$0.40	$0.40	$0.40

11.5                           The Union will have the right thirty (30) days prior to the end of each contract year to reallocate wage increases to the Health and Welfare, Pension or, Education and Annuity funds. Any money reallocated to the Health and Welfare, Pension or Education and Annuity funds will be paid on straight-time hours worked or paid, not to exceed 2,080 hours in a contract year. Money reallocated to the Annuity Fund will be paid on all hours worked in excess of forty (40) hours on an overtime basis. Any money reallocated to the Health and Welfare Fund during the year cannot be reallocated diverted to wages. Annuity cannot, during the year, go back and forth to wages and annuity; it must be one or the other.

11.4                           Jury Duty: Non-probationary employees of the bargaining unit, who serve as jurors on regularly scheduled work day or days, shall be paid the difference only between the amount received by him for such service and his daily base hourly rate for eight (8) hours to a maximum of ten (10) days for each call. Employee will provide his supervisor with:

(a)                                  Seventy-two (72) hours of notice of such case.

(b)                                 Copy of court order to “appear”

(c)                                  Official court documentation as to appearance and amount paid juror by court.

It is understood that employees will be expected to report to work if excused from Jury Duty during normal work hours, which reasonably coincide with scheduled work time. The Employer shall have the right, at any time, to have any employee called for jury duty relieved in any manner permitted by law.

11.5                           Funeral Leave: Non-probationary employees of the bargaining unit shall be permitted time off with pay to a maximum of three (3) scheduled work days for the purpose of arranging and attending the funeral of a member of the employee’s immediate family, defined as mother, father, spouse, brother, sister, children, mother-in-law, father-in-law and grandparents. Pay shall be the daily base hourly rate for eight (8) hours. The Employer reserves the right to require official notification and/or proof of death and attendance at funeral.

ARTICLE 12

SHOP STEWARDS

12.1                           The Business Manager shall appoint a shop steward for each shift among the bargaining unit employees and the Employer agrees to recognize those individuals as such.

12.2                           The Union agrees to notify the Employer in writing of the Employees to serve as the Shop Steward. There shall be no discrimination against a shop steward for the performance of his duties. Any infractions of the Agreement will be brought to the attention of the supervisor on company time. The activities of the shop steward shall not unreasonably interfere with the performance of his work duties and shall not interfere with the operations of the Employer.

12.3                           In case of a workplace injury or illness, the supervisor shall notify the steward as soon as possible after the injury or illness and the steward shall be given sufficient time to take care of the employee’s personal belongings.

12.4                           An employee may request that a shop steward be present at any meeting where the employee is the subject of a disciplinary investigation.

ARTICLE 13

VISITATION

13.1                           Representatives of the Union shall have the right to visit the Hotel/Casino at reasonable times in order to investigate matters covered by this Agreement and grievances hereunder.

13.2                           Said visits shall not be made at such time or in such manner as shall prevent the orderly operation of the Hotel business and Union’s representatives shall announce their presence to Employer when coming upon the premises.

ARTICLE 14

GRIEVANCES AND ARBITRATION

14.1                           For the purpose of this Agreement, a grievance is defined as a complaint, dispute, or controversy between the parties as to the application or interpretation of this Agreement, All grievances shall be presented by either party to the other within five (5) working days of their origin in order to be raised in a timely fashion. All grievances not raised in a timely fashion or not processed in accordance with the time periods set out below shall be considered waived and abandoned.

14.2                           The following procedure shall be followed exclusively in settlement of all grievances arising under this Agreement.

STEP 1. The first step of the grievance procedure shall be between the employee and/or the shop steward and the employee’s supervisor. If the employee is dissatisfied with the action taken by the supervisor on his grievance, the employee shall reduce the grievance to writing and present the written grievance to his supervisor within two (2) working days of the supervisor’s verbal response.

STEP 2. If the grievance is not resolved in Step 1, then the shop steward will forward the written grievance to the department head within three (3) working days of the response of the supervisor.

STEP 3. In the event that the grievance is not adjusted satisfactory after the timely presentation of the written grievance to the department head, then the meeting between the Union Business Agent and a designated representative of the Hotel/Casino shall be arranged.

STEP 4. In the event that the grievance is not adjusted satisfactorily at Step 3, then the matter may be referred to the American Arbitration Association for final and binding arbitration within fourteen (14) days of the unsatisfactory response to Step 3.

14.3                           It is understood that the parties by mutual agreement may extend the time periods for processing grievances.

14.4                           In the event that the Employer is the aggrieved party, the Employer may begin the processing at the grievance at Step 3.

14.5                           Grievances shall not be processed by shop stewards or Union officials during working hours, unless mutually agreed to between the Union and the Employer.

14.6                           In the event that a grievance is referred to arbitration, the grievance shall be submitted to the Industrial Arbitration Tribunal of the American Association with request that the

Association send to the parties a list of arbitrators to its procedures. A grievance in dispute shall be heard by the arbitrator and his decision or award shall be final and binding upon the parties hereto. The expenses incident to the arbitrator shall be borne equally by the Union and the Employer. Only one grievance at a time shall be heard by the arbitrator unless otherwise agreed to by the parties. The arbitrator shall not have the power to add to, subtract from, or modify any of the terms of this Agreement.

ARTICLE 15

NO STRIKE/NO LOCKOUT

15.1                           Both the Union and the Employer recognize the service nature of the Hotel/Casino business and the duty of the Employer to render continuous and hospitable service to the public in the way of lodging, food and other necessary accommodations. Therefore, the Union agrees that it will not call, engage in, participate in, or sanction any strike, sympathy strike, work stoppage, picketing, sit-down, boycott, refusal to handle merchandise, or other interference with the Employer’s business for any reason whatsoever, including the dealing by Employer with non-union suppliers or delivery persons; nor will Union interfere with any guest or tenant at the Hotel/Casino engaged in selling or exhibiting non-Union made merchandise or in so doing employing non-union help. Employer agrees that it shall not lock out its employees or any part of them. Any such action shall be a violation of this Agreement.

ARTICLE 16

SAFETY

16.1                          The Union and the Employer agree that it is in the best interests of all members of the bargaining unit to maintain a safe and healthy work place and to observe all safety requirements.

16.2                          Violations of established safety policies and procedures shall be grounds for disciplinary action up to and including discharge.

ARTICLE 17

GENERAL CONDITIONS

17.1                          The Employer shall furnish shirt and trousers (and/or coveralls) and launder same at no cost to the employee. All clothing furnished to the employee shall be returned on termination.

17.2                          An employee shall be entitled to receive one (1) hot meal during the course of an eight (8) hour shift, as near to the middle of the shift as possible. If an employee is required to work overtime for two (2) hours or more beyond his regular shift, or is called out in an emergency and works for four (4) hours or more, he shall be entitled to a meal.

17.3                          Notwithstanding anything in the contract, all paid non-working time including, but not limited to, meal periods, rest and coffee breaks, wash-up and changing times, granted during an eight (8) hour shift shall be limited to a total of one (1) hour, which will be handled by 1) a fifteen (15) minute break midway during an employee’s first four (4) hours on the job; 2) a thirty (30) minute meal period at the middle of the employee’s shift; and 3) at the Employer’s designation, a fifteen (15) minute break added to the (30) minute meal period or a (15) minute break at the end of the employee’s shift. Each Employer will notify the Union in writing and include the following waiver: “The Employer agrees to waive the most favored Employer Clause with respect to the break issues.”

17.4                          Company clothing may be exchanged on Company time.

17.5                          This contract does not recognize oral agreements, understandings, or past practices. All such practices, side agreements, understandings, must be in writing and signed by Employer and Union to be enforceable.

17.6                          The Employer may establish bi-weekly payroll, if all other employees of property have agreed.

17.7                          Trades employees may be assigned to work at other properties owned and operated by their parent company if parent company owns or operates more than one property in Atlantic City. Employees shall first be offered the opportunity to take such assignments in accordance with their shop seniority, by shift. If an insufficient number of employees accept the offered assignment, employees shall be assigned in inverse order of shop seniority. In either case, the employees so selected must have the requisite skill and ability to perform the assigned work. Employees so assigned shall be paid at the rate of time and one-half (1 1/2) their base hourly rate for all hours worked on such assignment.

ARTICLE 18

MOST FAVORED EMPLOYER

18.1                          Recognizing the competitive nature of the hotel/casino industry and the desirability of maintaining a balance among hotels/casinos in Atlantic City, the Union agrees that if it enters into any contract with another employer operating a hotel/casino or contractor on behalf of a hotel/casino in Atlantic City containing terms as to wages, hours, conditions or operating conditions of this Agreement more favorable to said other Employer than the terms of this contract, then, at Employer’s option, said terms shall be incorporated into this Agreement and become supplementary thereto. The Union agrees that upon demand of Employer it shall exhibit to the employer or its authorized representative any agreement entered into with another hotel/casino in Atlantic City, New Jersey. A failure on the part of the Employer to insist upon the application of this section, whether said failure is intentional or a result of an oversight, shall not constitute a waiver of Employer’s right to demand enforcement of this provision on other occasions. Nothing herein contained shall be interpreted to render this provision applicable to a hotel or motel which does not own or operate a casino in Atlantic City, New Jersey.

ARTICLE 20

NEW JERSEY CASINO CONTROL ACT

20.1                          The parties hereto recognize and agree that the State of New Jersey Casino Control Act (P.L. 1977, c. 110) (the “Act”) and the rules and regulations thereunder contain provisions requiring the licensing of employees, the certifications of this and other provisions regulating and controlling “Casino Hotel” employees, and that this Agreement is subject thereto in all respects.

ARTICLE 21

TERM OF CONTRACT

21.1                          This Agreement shall become effective May 1, 2001, and shall continue in full force and effect until midnight, April 30, 2006, and from year to year thereafter unless either party gives written notice to the other at least sixty (60) days prior to any expiration date as to its desire to modify or terminate this Agreement.

21.2                          Amendments, additions or deletions to this Agreement will, with the exception of those provided for under Article 18, be null and void unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto, have set their hands this                             day of                           , 2001 in Atlantic County, State of New Jersey.

TROPICANA CASINO & RESORT	DISTRICT COUNCIL 711 INTERNATIONAL UNION PAINTERS AND ALLIED TRADES

/s/ Pamela J. Populuski	/s/ [ILLEGIBLE]

SCHEDULE A

DATE	HOURLY WAGE	PENSION	ANNUITY	HEALTH & WELFARE	APPRENTICE
05-01-01	$20.45	$2-70	$2.70	$3.85	$0.30
05-01-02	$20.95	$2.90	$2.90	$3.90	$0.40
05-01-03	$21.55	$3.10	$3.10	$4.00	$0.40
05-01-04	$22.30	$3.30	$3.30	$4.00	$0.40
05-01-05	$23.05	$3.50	$3.50	$4.00	$0.40

FOREMAN
DATE	WAGE
05-01-01	$22.02
05-01-02	$22.52
05-01-03	$23.12
05-01-04	$23.87
05-01-05	$24.62

RECEIVED
APR 20 2001
PERSONNEL

Painters District Council 711
STATE OF NEW JERSEY

INTERNATIONAL UNION OF
PAINTERS AND ALLIED TRADES

2116 Ocean Heights Avenue • Egg Harbor Township NJ 08234
Phone (609) 653-4433 • Fax (609) 653-0795

April 18, 2001

Patrick J. Brennan
Business Manager

•

Joseph Glaab
Assistant Business Manager
•

Walter M. Seifried
Zone 1 Manager
2116 Ocean Heights Ave.
Egg Harbor Twp. NJ 08234
(609) 653-4433
•

William J. Shimko
Zone 2 Manager
122 Drummond Ave.
Neptune NJ 07753
(732) 774-0932
•

Dan Scioli

Zone 3 Manager

14 High Street

Glassboro NJ 08028
(856) 881-3711
•

Gerard Maccioli

Zone 4 Manager

15 Farrand Street
Bloomfield NJ 07003

(973) 743-0536

NEW RATES FROM 5/1/01 THRU 5/1/05:

DATE	5/1/01	5/1/02	5/1/03	5/1/04	5/1/05
WAGE	20.45	20.95	21.55	22.30	23.05
PEN	2.70	2.90	3.10	3.30	3.50
ANN	2.70	2.90	3.10	3.30	3.50
H&W	3.85	3.90	4.00	4.00	4.00
APPR	.20	.20	.20	.20	.20
N’APPR	.03	.05	.05	.05	.05
LMCF	.02	.05	.05	.05	.05
PAC	.05	.10	.10	.10	.10
PKG	30.00	31.05	32.15	33.30	34.45